As filed with the Securities and Exchange Commission on August 27, 2003.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

MERCURY INTERACTIVE CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	77-0225776
(State of incorporation)	(I.R.S. Employer Identification Number)

1325 Borregas Avenue

Sunnyvale, California 94089

(408) 822-5200

(Address, including zip code, of Registrant’s principal executive offices)

KINTANA, INC. 1997 EQUITY INCENTIVE PLAN

CHAIN LINK TECHNOLOGIES LIMITED COMPANY SHARE OPTION SCHEME

(Full title of the plans)

Amnon Landan

President and Chief Executive Officer

Mercury Interactive Corporation

1325 Borregas Avenue

Sunnyvale, California 94089

(408) 822-5200

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Susan J. Skaer, Esq.

Vice President, General Counsel and Secretary

Mercury Interactive Corporation

1325 Borregas Avenue

Sunnyvale, California 94089

(408) 822-5200

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Maximum Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee

Common Stock, $.002 par value	1,493,066 shares	(1)	$36.60	(2)	$54,646,139	(2)	$4,420.89

(1)	Represents the aggregate number of shares issuable upon exercise of presently outstanding options that have been granted under the Kintana, Inc. 1997 Equity Incentive Plan and the Chain Link Technologies Limited Company Share Option Scheme and that were assumed by Registrant in connection with the closing of the merger by and between Kintana, Inc. (f/k/a Chain Link Technologies, Inc.), Registrant, Kanga Merger Corporation, a wholly-owned subsidiary of Registrant and Kanga Acquisition LLC, a wholly-owned subsidiary of Registrant. This registration statement shall also cover any additional shares of Common Stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of Registrant’s outstanding shares of Common Stock.
(2)	Calculated in accordance with Rule 457(h) under the Securities Act of 1933 solely for the purpose of calculating the total registration fee and based upon the weighted average per share exercise price of the options assumed by the Registrant.

PART II:

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	INFORMATION INCORPORATED BY REFERENCE

The following documents and information heretofore filed with the Securities and Exchange Commission are hereby incorporated by reference:

(a) Registrant’s Annual Report on Form 10-K filed on March 14, 2003 pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) which contains audited financial statements for the Registrant’s fiscal year ended December 31, 2002, the latest fiscal year end for which such statements have been filed.

(b) Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2003, filed on April 30, 2003 and June 30, 2003, filed on August 14, 2003 and our current reports on Form 8-K filed on April 16, 2003, April 24, 2003, May 12, 2003, June 10, 2003, July 16, 2003 and August 18, 2003.

(c) All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in Item 3(a) above.

(d) Items 1 and 2 of the Registrant’s Registration Statement on Form 8-A filed on September 9, 1993, as amended by Amendment No. 1 to Form 8-A filed on October 28, 1993, pursuant to Section 12 of the Exchange Act and Items 1 and 2 of the Registrant’s Registration Statement on Form 8-A filed on July 9, 1996, as amended by Amendment No. 1 to Form 8-A filed on April 2, 1999 and Amendment No. 2 to Form 8-A filed on May 22, 2000.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.	DESCRIPTION OF SECURITIES

Not Applicable.

Item 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not Applicable.

Item 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

As permitted by the Delaware General Corporation Law, the Registrant has included in its Certificate of Incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions. In addition, the Bylaws of the Registrant provide that the Registrant is required to indemnify its officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and the Registrant is required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified. The Registrant has entered into indemnification agreements with its officers and directors containing provisions that are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require the Registrant, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors’ and officers’ insurance if available on reasonable terms. At present, the Registrant is not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of the Registrant in which indemnification would be required or permitted. The Registrant believes that its charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

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Item 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable.

Item 8.	EXHIBITS

Exhibit Number	Document

4.1	Kintana, Inc. 1997 Equity Incentive Plan.

4.2	Chain Link Technologies Limited Company Share Option Scheme.

5.1	Opinion of Counsel as to Legality of Securities Being Registered.

23.1	Consent of Independent Accountants.

23.2	Consent of Counsel (contained in Exhibit 5.1 hereto).

24.1	Power of Attorney (see page 4).

Item 9.	UNDERTAKINGS

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933 (the “Securities Act”), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, Mercury Interactive Corporation, a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on August 27, 2003.

MERCURY INTERACTIVE CORPORATION

By:	/s/ DOUGLAS P. SMITH
Douglas P. Smith, Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Amnon Landan, Douglas P. Smith and Susan J. Skaer, jointly and severally, as his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ AMNON LANDAN Amnon Landan	President, Chief Executive Officer (Principal Executive Officer) and Chairman of the Board of Directors	August 27, 2003

/s/ DOUGLAS P. SMITH Douglas P. Smith	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	August 27, 2003

/s/ BRYAN J. LEBLANC Bryan J. LeBlanc	Vice President, Finance (Principal Accounting Officer)	August 27, 2003

/s/ Igal Kohavi Igal Kohavi	Director	August 27, 2003

/s/ Yair Shamir Yair Shamir	Director	August 27, 2003

/s/ Giora Yaron Giora Yaron	Director	August 27, 2003

/s/ Kenneth Klein Kenneth Klein	Director	August 27, 2003

/s/ Clyde Ostler Clyde Ostler	Director	August 27, 2003

/s/ Anthony Zingale Anthony Zingale	Director	August 27, 2003

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EXHIBIT INDEX

Exhibit Number	Document

4.1	Kintana, Inc. 1997 Equity Incentive Plan.

4.2	Chain Link Technologies Limited Company Share Option Scheme.

5.1	Opinion of Counsel as to Legality of Securities Being Registered.

23.1	Consent of Independent Accountants.

23.2	Consent of Counsel (contained in Exhibit 5.1 hereto).

24.1	Power of Attorney (see page 4).

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